                                                                   EXHIBIT 10.17

                      MODIFICATION OF EMPLOYMENT AGREEMENT


     John R. Laughlin ("Laughlin"), Galaxy Registration, Inc. ("Galaxy"), and T/SF Communications Corporation ("T/SF") have agreed to modify Laughlin's Employment Agreement, dated March 17, 1994, with Galaxy, as of August 1, 1995, in order to enable Laughlin to work under T/SF's direction at other T/SF-controlled ventures and to withdraw from his operational duties at Galaxy. This Agreement sets forth the terms of this new relationship.


1.  LAUGHLIN'S CONTINUED EMPLOYMENT BY GALAXY

     Laughlin will spend approximately 8-10 hours per week on Galaxy business and will report to a Galaxy facility as needed. While Laughlin is to serve in an advisory (and not operational) capacity at Galaxy, he will also be available for specific tasks assigned to him by Robert E. Craine, Jr. ("Craine"), Executive Vice President of T/SF, and, with Craine's concurrence, other Galaxy division level managers. His specific assignments will vary from month to month, but they might, for example, include:

  * Sales and marketing (presentations, visits and writing contracts and articles)
  * Gospel-spreader of the value of Expocard (at, for example, AWMA and Store Fixtures)
  *  Training and orientation of Galaxy's new CFO and COO
  *  IAEM involvement (from Board and Committees to staffing our booth at Expo)
  * Visible exhibition industry technology guru (replacing Ivan at RCS and others)
  * Corporate high level liaison for major, multiple show accounts (Epic, Miller Freeman, ITS)
  *  Helping grow Galaxy Europe and related overseas development work
  *  New venture and new product exploration and analysis
  * Participating in the housing/registration integration project (Anasazi-ITS-CVBs-Epic)

     Laughlin will consult with Craine at the end of each month (beginning on or about August 2, 1995) regarding the Galaxy activities in the upcoming month that Craine wants Laughlin to pursue. Laughlin will provide monthly reports to Craine on the status of these projects, including recommendations about how his time might best be used.

     The terms of Laughlin's employment by Galaxy (and his herein agreed-to activities for National Employment Screening Services, Inc. ("NESS"), a subsidiary of T/SF) will remain the same as those in his current Employment Agreement with Galaxy, other than as herein provided (including a shift in his working hours, a pay reduction (as provided below), and his pulling away completely from Galaxy operational matters), and the provisions hereof shall be deemed to amend and supersede any conflicting provisions in Laughlin's Employment Agreement and any other agreements among the parties. The following are some of the key non-financial issues among Galaxy, Laughlin, NESS, and T/SF and how they will be treated:

  *  Laughlin will have voice mail and e-mail access to Galaxy's networks
  * Laughlin will retain his Galaxy fringe benefits at the level of other employees of Galaxy (insurance, vacation, sick leave, 401(k), etc.)
  * Galaxy or T/SF will pay for expenses associated with Laughlin's business activities on behalf of Galaxy, NESS or other T/SF related projects
  * Laughlin will continue to have exclusive use of his laptop computer and docking station
  * Laughlin will have an office at a Galaxy location (though not necessarily his current office)
  *  Laughlin will have reasonable access to Galaxy supplies and equipment

To the extent that, pursuant to the above, Galaxy incurs any material expenses which are properly attributable to T/SF or NESS, Laughlin will keep a reasonable accounting thereof.

2. ANCILLARY AGREEMENTS AND GALAXY INCENTIVE PROGRAMS RELATED TO LAUGHLIN'S EMPLOYMENT

     The following items (executed in connection with the original sale of Galaxy to T/SF pursuant to that certain Agreement for Purchase and Sale of Stock, dated March 17, 1994 (the "Purchase Agreement")) will, except as herein specifically provided, be unchanged as the result of the restructuring of Laughlin's relationship with Galaxy and T/SF:

  * Laughlin's Noncompetition Agreement, dated March 17, 1994; provided, that the activities conducted by T/SF through its NESS subsidiary are specifically included as activities of T/SF with which Laughlin may not compete per the terms of the Noncompetition Agreement.
  *  Terms of T/SF restricted stock and stock options held by Laughlin
  * T/SF's Promissory Note, dated March 17, 1994, to Laughlin in the original principal amount of $900,000
  *  Lease Agreement between Galaxy, as lessee, and Laughlin, as lessor
  * Guaranty and Indemnification Agreement, dated March 17, 1994, by T/SF in favor of Laughlin

     Upon this Agreement becoming effective, T/SF has agreed that the "Primary Amount" (as defined in the Purchase Agreement) portion of the "Contingent Consideration" (as defined in the Purchase Agreement) payable to Laughlin (being $2,300,000) is, unless T/SF makes the election provided in the next succeeding paragraph, deemed fully earned upon this Agreement becoming effective. Thus, the $2,100,000 balance of this amount due Laughlin (after applying the $200,000 prepayment described below) will be paid in accord with the schedule in Subsection 2.02(b)(ii)(A) of the Purchase Agreement; provided, that the prepayment which could have been due April 1, 1996, in the amount of $400,000, shall be reduced to $200,000. In addition, the $200,000 advance paid by T/SF on or about April 1, 1995, against the total $2,300,000 Primary Amount is henceforth not recoverable by T/SF and is deemed a prepayment.

     Despite the preceding paragraph, should Galaxy's performance deteriorate over the next several months, T/SF, in its sole discretion, may cancel this Agreement in its entirety and return full operating authority at Galaxy (subject to the terms of the Purchase Agreement and Laughlin's Employment Agreement) to Laughlin so that he can attempt to restore profits at Galaxy and thereby reach his full incentive payout potential. Were such an election to occur, Laughlin's original Employment Agreement at Galaxy would be reinstated in lieu of any conflicting terms in this Agreement. T/SF must elect to cancel this Agreement in accord with this paragraph no later than December 31,1995, or its option to do so is void.

3.   EMPLOYMENT OF LAUGHLIN BY T/SF AND NESS

     Laughlin will become an active participant in T/SF's NESS project, and, other than time which he is requested by Craine to spend on Galaxy, will devote all of his working time to helping turn this venture around by substantially increasing its sales. His general duties will include:

  * Generating revenues to achieve agreed-to targets through the sale of NESS products and services
  *  Creating and implementing new sales and marketing initiatives
  *  Making high level sales calls at major accounts and sales prospects
  *  Helping to refine the NESS product line to respond to the marketplace
  *  Participating as an active Advisory Board member

     In his activities for NESS, Laughlin will be subject to the direction of Howard G. Barnett, Jr. ("Barnett"), Chairman and CEO of T/SF, and will work side by side with Jerry Corbier ("Corbier"), General Manager of NESS. It is the intention of the parties that Laughlin work under the direction of Barnett pursuant to plans proposed by Laughlin and agreed to by Barnett from time to time. In that regard, Laughlin and Barnett shall discuss, from time to time, appropriate spending authority for Laughlin and any expenditures either within such agreed-to limitations or otherwise approved by Barnett shall be reimbursed to Laughlin by T/SF or Galaxy, as appropriate. For preliminary purposes, it is understood that Laughlin shall have the authority to make individual or related groups of expenditures of up to $750, including travel, marketing, etc. type expenditures. In addition, it is intended that Laughlin's initial sales thrust will be primarily related to acquiring the endorsement of trade associations for the offering of the NESS products and services (hereafter referred to together as "NESS products") to their members (with the specific terms of any arrangements with the associations to be subject to Barnett's approval). In connection with Laughlin's marketing to trade associations, he is authorized to offer to the association and/or "test" members, up to $1,000 (in costs to NESS) of NESS products for purposes of introducing the NESS products and proving their efficacy to the association and its members. Subject to the preceding sentence, Laughlin shall be authorized to offer NESS products for sale only at prices which are approved, from time to time, by either Barnett or

Corbier. Laughlin understands that the intent of T/SF and NESS is to set prices at a level and NESS product offerings of a mix which are intended to maximize long-term profitability rather than simply short-term sales. However, T/SF and NESS will act reasonably with Laughlin in providing him with appropriate tools, in the reasonable judgment of Barnett, to make such sales, including sales materials, product packages, and, in special circumstances, additional price relief or other incentives. The point of this provision regarding price and products offered is to recognize that the purpose of T/SF and NESS is to maximize long-term profitability and not, necessarily, to ensure that Laughlin meets his "milestones" under paragraph 4 below. Laughlin understands and accepts that pricing and product issues could be perceived as preventing his maximizing revenues for sales initiated by him in the 17 months of this Agreement, but accepts the unequivocable right of T/SF and NESS to set prices and product mix and to require him to abide by such prices in making sales.

4.   LAUGHLIN'S COMPENSATION AND PERFORMANCE INCENTIVES

     Laughlin hereby accepts a 25% salary cut (to $75,000 per annum) as the result of agreeing to this relationship. However, the parties hope that this lost income will be more than made up by the incentives listed below. Laughlin will be paid all of his $75,000 salary by Galaxy, which will then be appropriately reimbursed by T/SF or NESS. Thus, Laughlin will be able to continue to participate in Galaxy's 401(k) and other plan.

     T/SF will no longer be responsible to Laughlin for the "Annual Amount" or the "Atwood-Galaxy Joint Amount" (as each is defined in the Purchase Agreement) triggered by Galaxy's and Atwood's earnings in 1995 and 1996, pursuant to Subsection (B) and (C), respectively, of Subsection 2.02 (b)(ii) of the Purchase Agreement and Laughlin hereby waives any right to the same (which total $400,000), except if his original Employment Agreement is reactivated as provided in paragraph 2 above. In lieu of these payments, Laughlin can earn one or more bonuses totalling $400,000 based on Laughlin's achieving specific objectives ("milestones") for NESS.

     Laughlin will begin immediately immersing himself in the marketing issues associated with NESS and its products with the intent that he will be sufficiently knowledgeable in the next 30 days to begin negotiations on appropriate milestones for such bonus(es) to be achieved. It is the intent of the parties that the bonus(es) will be paid based on revenues achieved by Laughlin's sales efforts through 12/31/96, with the agreed milestones being achieved by Laughlin's activities through specific date or dates triggering (or not triggering, if not met) the payment of the applicable bonus on such date. In establishing the milestones, it is intended that each succeeding bonus require an ever-increasing result from Laughlin's activities. It would be intended that the final milestone for the payment of at least a portion of the total bonus be set at a level where all parties would agree that Laughlin's activities "hit a home run" for NESS. In developing these milestones, it is intended that the parties act in good faith in setting milestones such that Laughlin's achievement of the agreed-to bonus amounts is based on perceived risks comparable to that existing today with Laughlin's herein waived possibility of earning equivalent bonuses if the provisions under the Purchase Agreement for the Annual Amount and the Galaxy-Atwood Joint Amount for 1995 and 1996 had remained in effect.

     In addition to this bonus program, T/SF hereby agrees to provide Laughlin with an equity incentive for outstanding performance. This incentive will be in the form of "non-qualified" options to purchase up to 20,000 shares of T/SF common stock. The options will vest as provided below and will remain convertible after vesting for five years. The option exercise price will be the closing price of the Stock on the American Stock Exchange on August 1, 1995. It is the intent of the parties to reach agreement to allow 10,000 of such options to become vested in Laughlin if certain milestones to be agreed upon are achieved by April 30, 1996, and for the remaining 10,000 in options to vest if certain other milestones are achieved by December 31, 1996. If the agreed-to milestones are not reached as of the dates provided in the preceding sentence, the applicable options shall lapse. It is the intent of the parties to agree on milestones which, comparing to the milestones to be agreed upon for the $400,000 bonus program above, would provide that, for the first 10,000 options to be earned, the milestone would be of a degree of difficulty of achievement of between 50% and 75% of the final milestone described above and that the milestone for the remaining 10,000 share option be set at a level of degree of difficulty somewhat in excess of that for the final milestone described above.

5.   GENERAL TERMINATION AND MODIFICATION PROVISIONS

     If T/SF and Laughlin have not reached agreement on the milestones for purposes of paragraph 4 above by September 1, 1995, either party may terminate this Agreement, in which case it shall be null and void ab initio and shall be deemed to have never become effective.

     T/SF reserves the right to radically alter or close NESS if the business continues to fall well sort of T/SF's expectations. If T/SF either (i) closes NESS or (ii) determines in good faith that Laughlin's activities on behalf of NESS have not been conducted in a manner satisfactory to T/SF, then T/SF will so notify Laughlin and, as a result, Laughlin will forfeit any remaining incentives, including the balance of the $400,000 cash incentives and the unearned portion of 20,000 option shares.

     If the NESS project is closed by T/SF or Laughlin's activities for NESS are terminated as provided in the preceding paragraph, Laughlin will continue to be available for 8-10 hours per week at Galaxy until 12/31/96 unless both parties agree to a modification of this provision, which could include Laughlin working in another T/SF venture. His Galaxy pay for this work will be $25,000 per annum.

     Laughlin's employment agreement with T/SF, Galaxy and NESS automatically terminates on 12/31/96. All parties will attempt to agree, on or before November 1, 1996, upon the terms of any extension of Laughlin's employment, whether with Galaxy, NESS, or some other T/SF company.

     6.   DIRECTOR APPROVAL

     This Agreement shall be null and void and shall not become effective if not approved by the Board of Directors of T/SF at its Annual Meeting on August 1, 1995.

     Executed on this 24th day of July, 1995, in Frederick, Maryland, and Tulsa, Oklahoma.

                         For: T/SF COMMUNICATIONS CORPORATION


                         By:  /s/ Howard G. Barnett, Jr.
                              ------------------------------------
                              Howard G. Barnett, Jr.


                         For: GALAXY REGISTRATION, INC.


                         By:  /s/ Robert E. Craine, Jr.
                              ------------------------------------
                              Robert E. Craine, Jr.



                              /s/ John R. Laughlin
                              ------------------------------------
                              JOHN R. LAUGHLIN

                    [T/SF COMMUNICATIONS LOGO APPEARS HERE]


                                                             Exhibit 10.17 con't

                               December 20, 1995


Mr. John Laughlin
Galaxy Registration, Inc.
1888 North Market Street
P.O. Box 868
Frederick, MD  21705

       Re:  Determination of "milestones" for Employment Agreement

Dear John:

          This letter will set forth our understanding regarding the setting of so-called "milestones" pursuant to that certain Modification of Employment Agreement, dated July 24, 1995, effective as of August 1, 1995, which amended and superseded that certain Employment Agreement, dated March 17, 1994 (the "Modified Employment Agreement").

          By execution of this letter agreement, you, Galaxy Registration, Inc. ("Galaxy"), and T/SF Communications Corporation ("T/SF"), agree to amend the Modified Employment Agreement as follows, effective August 1, 1995:

     1. Superseding of Prior Agreement.  The third and fourth paragraphs of
        ------------------------------
        section 4 of the Modified Employment Agreement are hereby eliminated and the provisions of paragraphs 2 and 3 below are substituted therefor.

     2. Cash Bonuses.  Laughlin shall earn cash bonuses as of the times and
        -------------
        subject to the conditions set forth in the following table:

Date for
determining         Maximum                                                   Date for
payment due         payment due        Milestones for partial payments        payment
-----------         -----------        -------------------------------        --------
December 31, 1995   $100,000        . 5 association endorsements /1/ earns      February 15,
                                      $55,000                                   1996

                                    . 7 association endorsements /1/ earns
                                      $75,000

Mr. John Laughlin
December 20, 1995
Page 2

June 30, 1996       $100,000        .  5 participating industries /2/ earns     July 31, 1996
                                       $55,000
                                    .  7 participating industries /2/ earns
                                       $75,000
                                    .  9 participating industries /2/ earns
                                       $100,000

December 31, 1996   $200,000        .  $500,000 in revenue /3/ in 1996 earns    March 31,
                                       $120,000                                 1997
                                    .  $600,000 in revenues /3/ in 1996 earns
                                       $150,000
                                    .  $700,000 in revenues /3/ in 1996 earns
                                       $200,000

/1/ As association endorsement shall mean a recognized significant trade association which has given its permission to utilize its name in surveying its members on behalf of NESS by December 31, 1995, and for which initial surveys have actually been transmitted to members by January 31, 1996.

/2/ A "participating industry" shall mean an industry served by an endorsing association in which at least 25 association members have (i) executed agreements with NESS to participate with and utilize NESS services in the hiring, and (ii) utilized NESS services beyond any start-up or discounted initiation programs which are provided as beginning inducements, i.e., each such member has ordered at least one review of an employee application at normal NESS prices applicable to that industry.

/3/ Revenues shall be based on customers of NESS who (i) begin utilizing the NESS services in 1996 and (ii) are members of associations which have endorsed the NESS product as herein contemplated.

     3. Options.  Laughlin shall be awarded options, which, when awarded, shall
        --------
        be immediately vested and exercisable for a period of five years after vesting, at $10.50 per share (the closing price of the stock on the American Stock Exchange on August 1, 1995), with such options to be "non-qualified," in the following amounts and at the following times, subject to reaching the milestones described below:

Mr. John Laughlin
December 20, 1995
Page 3


                              Maximum
Date which milestone is       number
to have been achieved         of option
to receive options            shares                 Milestones for earning partial grants
-----------------------       ---------              -------------------------------------
June 30, 1996                 10,000           .  200 new member - clients /1/ earns 3,000 shares
                                               .  400 new member - clients earns 6,000 shares
                                               .  600 new member - clients earns 10,000 shares

December 31, 1996             10,000           .  $300,000 in pre-tax income /2/ earns 3,000 shares
                                               .  $400,000 in pre-tax income earns 6,000 shares
                                               .  $500,000 in pre-tax income earns 10,000 shares

/1/ A "new member-client" is a customer which qualifies under the definitions set forth in paragraph 2 above in footnote 3 to count toward the number of members signed up in an industry.

/2/ Pre-tax income shall be determined in accordance with general accepted accounting principles applied on a basis which counts as revenues all revenues described in footnote 4 of paragraph 2 above and as expenses the salary of Laughlin, salary of any employees dedicated to Laughlin, all related fringe benefits of such employees and Laughlin, out-of-pocket costs incurred by Laughlin on behalf of NESS, and the cost to NESS of providing the products sold by Laughlin. In determining the cost of products sold by NESS, NESS and Laughlin shall agree, from time to time, as to the appropriate allocation of general overhead and other costs of NESS to particular products which are sold through Laughlin's association activities. It is the intent of the parties that the general accounting shall be conducted in a manner consistent with 1996 Plan for "Association Activities" approved by the Board of Directors of NESS at its meeting on December 12, 1995.

     4. Other changes.  Except as specifically provided herein, the Modified
        --------------
        Employment Agreement shall remain in full force and effect and shall be applicable to the activities of the parties described therein.

Mr. John Laughlin
December 20, 1995
Page 4

     If the above correctly sets forth your understanding of our agreement, please execute in the space provided below.

                              T/SF COMMUNICATIONS CORPORATION



                              By: /s/ Howard G. Barnett, Jr.
                                 ----------------------------------------
                                 Howard G. Barnett, Jr., Chairman,
                                    President and Chief Executive Officer

The above is agreed to and accepted this 22nd day of December, 1995, effective August 1, 1995.


                                 /s/ John R. Laughlin
                                 ------------------------------------------
                                 John R. Laughlin



The above is agreed to and accepted this 20th day of December, 1995, effective August 1, 1995.

                                 GALAXY REGISTRATION, INC.


                                 By: /s/ Robert E. Craine, Jr.
                                     --------------------------------------
                                     Robert E. Craine, Jr., President

The undersigned acknowledges and agrees to the obligations imposed on it by the foregoing.

                                 NATIONAL EMPLOYMENT SCREENING
                                   SERVICES, INC.

                                 By: /s/ Howard G. Barnett, Jr.
                                    ---------------------------------------
                                    Howard G. Barnett, Jr., Chairman,
                                       and Chief Executive Officer